Exhibit 10.90

GILEAD SCIENCES LIMITED.-AMPAC FINE CHEMICALS LLC

TENOFOVIR DISOPROXIL FUMARATE MANUFACTURING SUPPLY AGREEMENT

THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THE FOLLOWING:

THIS SUPPLY AGREEMENT (“Agreement”) is entered into as of November 3, 2010 (“Effective Date”), by and between Ampac Fine Chemicals LLC, a California limited liability company (“AFC”) having its principal place of business at Highway 50 & Hazel Avenue, Rancho Cordova, CA 95670, and a mailing address of P.O. Box 1718, Rancho Cordova, CA 95741, and Gilead Sciences Limited, an Irish limited company (“GSL”), having its principal place of business at Unit 13, Stillorgan Industrial Park, Blackrock, Co. Dublin, Ireland. AFC and GSL may be referred to individually as a “Party” and collectively as the “Parties” in this Agreement.

WHEREAS, AFC is a known manufacturer of active pharmaceutical ingredients with expertise in cGMP manufacturing, and GSL and its designees manufacture and market pharmaceutical products for human use.

WHEREAS, AFC and GSL desire to establish mutually agreeable terms for the commercial supply of bulk tenofovir disoproxil fumarate (“Product”) as an active pharmaceutical ingredient by AFC to GSL.

NOW, THEREFORE, in consideration of (i) AFC’s agreement to manufacture and supply Product to GSL for the monetary amounts set forth in this Agreement; (ii) the promises, covenants, agreements and other valuable consideration hereinafter set forth, and intending to be legally bound, the Parties hereby agree:

1. AGREEMENT ACCEPTANCE: AFC has read and understands these terms and conditions set forth in this Agreement (these “terms”) and understands that AFC’s written acceptance or delivery of any Product under these terms shall constitute AFC’s acceptance of these terms. All terms and conditions proposed by AFC which are different from or in addition to these terms and are not agreed to in writing by GSL are expressly rejected by GSL, and shall not become a part of these terms. GSL has read and understands these terms and shall purchase the Product manufactured by AFC and pay for the supply of the Product in accordance with the terms and provisions of these terms. Any modifications to these terms shall, prior to their implementation, be mutually agreed upon by the Parties hereto and shall be made in accordance with Section 28.

Neither the General Sales Conditions of AFC nor the General Purchase Conditions of GSL shall apply to the supply of the Product by AFC to GSL pursuant to these terms.

2. TERM: The term of this Agreement shall begin as of the Effective Date, and shall remain in effect until December 31, 2013 (the “Initial Term”) unless earlier terminated according to Section 13 “Termination” of this Agreement.

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3. SUPPLY: During the term of this Agreement, AFC will manufacture Product for GSL for use in manufacture of Finished Product (as defined in Section 4 below). During the term of this Agreement, AFC is obligated to manufacture Product at the location and in the quantities set forth herein. AFC will not manufacture or supply Product to any person or entity other than GSL without GSL’s prior written consent.

a)	Facility: AFC will manufacture the Product for GSL only at its facility located at Rancho Cordova, CA, or such other facilities as the Parties agree to in writing (collectively, the “Facility”). GSL has inspected the Facility and has acknowledged, based upon information in its possession as of the Effective Date, that the Facility appears to be appropriate for the purposes of manufacturing the Products.

b)	Minimum Quantities: During the Initial Term and any renewal term GSL will purchase and AFC will deliver at least the quantities of Product set forth in Exhibit A. Failure in any year by GSL to purchase the required quantities will result in [*] an amount equal to the [*], the invoice for which will be [*], and such invoice shall be [*]. For clarity, GSL’s failure to satisfy minimum purchase requirements due to Regulatory Terminations (as defined in Section 13(c) below) shall not be deemed to be breaches by GSL of GSL’s obligations under this Section 3(b).

c)	Forecasting: Prior to [*] of [*], GSL shall provide to AFC a [*] for the [*]. Such GSL Purchase Order shall detail the [*], and shall be [*].

d)	Acceptance: AFC will respond in writing to each purchase order received from GSL (“GSL Purchase Order”) within [*] calendar days of receipt. The response shall include AFC’s inability to comply with, or confirmation of the delivery dates and quantities set forth in the GSL Purchase Order.

e)	Failure to Supply: If AFC is unable to supply sufficient quantities of the Product to meet its minimum obligations under Section 3(b), or should either Party perceive that a shortfall (according to the definition of shortfall in Section 3(f)) in delivery of Product by AFC is likely to occur for any reason, the Parties will [*]. GSL will have the right [*] or [*]. Any quantities [*] to meet such a shortfall shall be [*]. If GSL must [*], AFC shall be liable for [*]. Repeated shortfalls may be considered a material breach of this Agreement, as described in Section 13 of this Agreement.

f)	Delay: If release and/or shipment of any quantity is delayed after AFC has accepted an order, through the fault of AFC, by more than [*] days [*], the quantity shall be considered a shortfall, and treated as above in Section 3(e). If such delay is caused by the fault of GSL, GSL will make [*] to remediate the fault [*], however, after ([*]) days from the date of expected release and/or shipment, AFC shall be entitled to issue the relevant invoice(s) in any case.

g)	Successful Close-out: GSL acknowledges that AFC received a Warning Letter from

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the FDA on June 25, 2010 in association with a Form FDA 483 received in February 2010 (the “Warning Letter”). AFC agrees to use its reasonable best efforts to remediate the deficiencies identified by the FDA in a timely manner. AFC will either (i) provide Gilead with a copy of the close-out letter received from the FDA following the FDA’s re-inspection indicating the FDA’s satisfaction with the corrective actions taken by AFC in response to the Warning Letter, or (ii) following such re-inspection by the FDA provide Gilead with a written certification signed by a senior officer of AFC that it has satisfied the concerns raised by the FDA pursuant to the Warning Letter. Once Gilead has received either a copy of such close-out letter or such written certification, Gilead will acknowledge such event as a “Successful Close-out”. If a Successful Close-out is not achieved by AFC following the FDA’s re-inspection, GSL will have the option to issue a Regulatory Termination in accordance with Section 13(c) below with the exception that the thirty (30) day notice period shall not apply, and at GSL’s discretion this may be considered an Adverse Event per Section 17.

4. GOOD MANUFACTURING PRACTICES: AFC expressly warrants that all Product covered by these terms have been manufactured in accordance with current good manufacturing practices (“cGMP”) as established by the United States Food and Drug Administration (the “FDA”) for the manufacture of pharmaceutical materials, as well as other applicable rules and regulations of the FDA and other governmental or regulatory agencies of United States or other countries where finished pharmaceutical products of GSL incorporating the Product (collectively, the “Finished Products”) are marketed with jurisdiction over the manufacture, use, or sale of Product, as then in effect. Each party shall promptly notify the other of any new instructions or specifications required by the FDA, the Federal Food, Drug and Cosmetic Act, the Federal Public Health Service Act or other applicable regulations of the United States and/or other countries where the Finished Products are marketed, and shall confer with each other with respect to the best means to comply with such requirements and shall allocate any costs of implementing such changes on an equitable basis. Upon written request of GSL, AFC will permit representatives of GSL to observe such manufacture, or any government inspection of AFC’s manufacturing process for the Products covered by these terms, at mutually agreeable times and AFC shall permit GSL to inspect copies of AFC’s manufacturing records, including its batch records, for the purposes of assuring product quality and compliance with agreed-upon manufacturing procedures.

5. MANUFACTURING PROCESS: GSL shall make available to AFC, [*], all such know-how, information, and technical assistance if needed by AFC so as to allow AFC to manufacture Product with utmost efficiency and to the standard of GSL as will be more precisely described by GSL in writing to AFC before the start of manufacturing of the Product. AFC shall manufacture the Product in conformance with the relevant specifications, as then in effect (the “Specifications”) and according to the manufacturing process description as set forth in the Gilead Sciences Tenofovir DF Contract Manufacturing Manual dated June 6, 2000, and as thereafter amended (the “Contract Manufacturing Manual”).

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6. RAW MATERIALS: Raw materials used in the manufacture of Product will conform to the specifications set forth in the Contract Manufacturing Manual (the “Raw Material Specifications”) and such conformance will be verified in accordance with the testing standards and procedures specified therein. AFC agrees that it will facilitate changes to the Raw Material Specifications that are necessary or appropriate in light of FDA or other regulatory requirements. AFC shall not be liable hereunder if the raw materials meet the Raw Material Specifications and the Product fails to meet the Specifications because the Raw Material Specifications are inadequate.

7. CHANGE IN MANUFACTURING PROCESS: AFC shall obtain GSL’s prior written approval, per the Quality Agreement (August 1, 2010), before implementing any planned change in the materials, equipment, process, or procedures used to manufacture the Product that would constitute a major change under cGMP, or that would constitute noncompliance with the manufacturing process set forth in the Contract Manufacturing Manual. AFC shall disclose all proposed changes in such manufacturing materials, equipment, process, or procedure to GSL at a level sufficient to allow GSL to practice such changed manufacturing process. GSL shall notify AFC of any change in the materials, equipment, process, analytical methods, specifications, or procedures to be used in the manufacture of the Product in writing, by means of timely updates to the Contract Manufacturing Manual, identical copies of which reside at AFC and GSL. AFC shall provide GSL with an authentic copy of the current master batch record for the preparation of the Product. The cost of implementing any amendment or change of whatever nature to the procedures described in the Contract Manufacturing Manual, as well as any extra costs resulting from the implementation of such change, shall be borne by [*]. However, the Parties recognize the pricing agreed in Exhibit A reflect implementation of the process developed by AFC and GSL during 2009-2010, which, at the time of this agreement, is not represented in the Contract Manufacturing Manual.

8. PROCESS IMPROVEMENTS:

a)	[*] agrees to communicate to [*] any idea and substantial improvement made by [*] arising from [*] under the following conditions: (i) all rights and title to improvements (patented or unpatentable) which are related to the [*] shall be assigned to [*], which shall have only the right to utilize such improvements in the manufacture of the Product; (ii) all rights and title to improvements (patented or unpatentable) which apply to the [*], and provided that [*], is not contained in said improvements, shall be assigned to [*], which shall have only the right to utilize such improvements in the process of the Product; (iii) a royalty-free worldwide exclusive license [*] shall be granted by [*] to [*] for improvements (patented or unpatentable) related to said processing [*]; (iv) in the event that [*] contracts out the manufacture of the Product to any third party, any improvement made by [*] hereunder may be disclosed to such contract manufacturer but rights to use the same shall be restricted to the manufacture of the Product and the Parties hereto will [*].

b)	The Parties recognize the process changes under development by AFC and GSL for piloting and validation in 2010. All rights to said improvement shall be passed to [*], in

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

accordance with the provisions of Section 8(a), (i) through (iii), above. The Parties confirm no further remuneration shall be sought by [*] under Section 8(a)(iv) above. AFC will produce a development report describing such revised process to be provided to GSL prior to commercial scale validation of such process. Further, AFC shall provide to GSL necessary assistance in support of technology transfer to one Gilead Sciences, Inc.-owned facility, which may include teleconferences, meetings, and chemistry support during the initial commercial campaign.

9. QUALITY CONTROL SAMPLE AND DOCUMENTATION: Manufacture of the Product shall at all times be in strict conformance with the Specifications and such conformance will be verified in accordance with the testing procedures, specified herein. Prior to the delivery of any batch of Product, AFC shall provide GSL with (i) a quality control sample of such batch to be held by GSL for analytical reference, (ii) written confirmation that the batch records for such batch have been reviewed and approved by AFC’s quality assurance unit (Certificate of Compliance), and (iii) a Certificate of Analysis confirming that such batch meets Specifications. No delivery of the Product shall be made until GSL accepts the material in accordance with the provisions of Paragraph 10.

10. BATCH ACCEPTANCE AND REJECTION: GSL shall have the right without penalty to cancel delivery of an entire batch of Product at any time within [*] days after receipt of the applicable Certificate of Compliance and Certificate of Analysis (the “Acceptance Period”). Title and risk of loss for each batch of Product shall pass to GSL upon [*]. If no such notice of rejection is received, GSL shall be deemed to have accepted the batch of Product upon the expiration of Acceptance Period. Either GSL’s written acceptance of the batch or expiration of the Acceptance Period shall result in GSL assuming title and risk of loss for related batch. AFC shall be authorized to make delivery of the full batch upon GSL’s acceptance of the batch, pending receipt of specific delivery instructions from GSL. AFC represents and warrants that the Product delivered to the destination specified by GSL shall comply with the Specifications for the Product. Any contestation of the quantity of Product delivered to the destination specified by GSL or the related documentation must be made in writing to AFC within [*] days from receipt thereof by GSL or an agent of GSL. GSL and AFC shall [*] or [*], as appropriate. After notice of rejection is given, GSL shall cooperate with AFC in determining whether rejection is necessary or justified. AFC will evaluate process issues and other reasons for such non-compliance. AFC shall notify GSL as promptly as reasonably possible whether it accepts GSL’s basis for any rejection. In the event that such contestation of quality by GSL is not accepted by AFC, a sample of the contested batch sealed by AFC in compliance with applicable regulations shall be submitted by AFC to an independent laboratory, acceptable to GSL, and the check assay of said laboratory shall be accepted by the two Parties as final and binding. The cost of said analysis made by the laboratory shall be borne by the failing party. Whether or not AFC accepts GSL’s basis for rejection, AFC shall use reasonable efforts at GSL’s request to replace such rejected Product. If the third party laboratory determines that the batch meets the Specifications, GSL guarantees to purchase that batch at the agreed-upon price, irrespective of whether AFC has already replaced it. GSL may not destroy any batch of Product until it receives

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

written notification from AFC that AFC does not dispute that the batch fails to meet Specifications and that AFC does not request return of the Product. Upon authorization from AFC to do so, GSL shall destroy the Product received in the rejected delivery promptly at AFC’s cost and provide AFC with certification of such destruction. GSL shall, upon receipt of AFC’s request for return, promptly return said Product or quality control sample to AFC, at AFC’s cost. At its election, GSL may treat any rejected batch of Product as [*], until and unless it is finally determined that the batch complied with the warranties in Section 14.

11. QUANTITY AND PRICE: The quantity, schedule, and purchase price of Product covered by these terms will be provided in separate GSL Purchase Orders. These terms shall apply to all GSL Purchase Orders written while these terms are in effect. All GSL Purchase Orders covered by this agreement shall reference this agreement by its effective date. The negotiated price for the Product shall include up to [*] storage at AFC’s facility, according to Paragraph 25.

12. DELIVERY, SHIPPING, BILLING AND PAYMENT: GSL will provide AFC with an estimated delivery date for each batch at the end of the Acceptance Period or at the time of acceptance of the batch, if earlier. GSL will then have [*] days to schedule processing of the Product with its contracted formulation and encapsulation facility and provide specific delivery instructions to AFC. If specific delivery instructions are not provided to AFC within the [*] day period, the “Warehousing” provision included under Paragraph 25 will be considered in effect and GSL will have [*] days to provide the written request and other information required to be provided to AFC under that provision. AFC will package and load the Product in accordance with AFC’s customary practices for pharmaceutical compounds, unless otherwise specified by GSL. Unless otherwise agreed to by the Parties in writing, all shipments shall be shipped [*] pursuant to written instructions provided by GSL to AFC. The quantity of Product made available to GSL’s carrier shall be the same amount as invoiced by AFC, unless AFC is otherwise directed in writing by GSL. AFC shall maintain appropriate insurance as far as AFC’s custodial responsibilities with respect to the Product temporarily held at AFC’s facility and owned by GSL. [*] is responsible for selecting the carrier that will transport the Product. GSL will maintain the appropriate insurance coverage for Product that it has accepted, including any Product owned by GSL held temporarily or stored at AFC’s facility. Within [*] calendar days of receipt of such shipping instructions from GSL, AFC shall ship the invoiced amount of Product to its destination. All invoices from AFC to GSL covering Product shipped to GSL shall be stated, and all payments to AFC by GSL shall be made, in [*]. The invoices will be issued upon completion of the batches and issuance of the Certificate of Compliance and Certificate of Analysis for each batch in accordance with Section 9. AFC’s invoice shall be paid by GSL not later than [*] days following the latest of (i) the receipt of the applicable invoice, (ii) expiration of the Acceptance Period, and (iii) the receipt of the Certificate of Analysis and Certificate of Compliance. Any invoiced amount which is not paid within [*] days of its due date shall be assessed a late payment fee at a rate of [*] or the maximum rate permitted by applicable law with respect to such obligations, whichever is less.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

13. TERMINATION:

a)	Either Party may terminate this Agreement for a material breach by the other Party. A material breach may be encountered if either Party: (a) repudiates or breaches a [*] of this Agreement; or (b) fails to perform payments or services or deliver goods as provided in this Agreement. A Party may terminate this Agreement under this Section 13 by giving the breaching Party written notice, specifying the circumstances of the breach, including the provisions of this Agreement that are breached (“Notice”). The breaching Party, if such a breach has indeed occurred, has [*] calendar days from receipt of such Notice to cure such breach of this Agreement.

If the breach has not been cured at the end of the [*] day period or if the breaching Party is not making [*] to cure such breach, then, upon immediate Notice to the breaching Party, the breaching Party shall be in default and the nonbreaching Party may terminate this Agreement. If the breaching Party is making [*] to cure such breach up until the end of the [*] day period, the breaching Party shall be granted an additional [*] day period to cure said breach so long as it continues to use [*] to cure such breach. Unless the termination is on the grounds of a material breach resulting [*], GSL will purchase raw material and intermediates [*]. Otherwise, GSL shall have the right, .but not the obligation, to purchase such raw materials, intermediates and inventories of the Product pursuant to Section 6 as GSL may determine in its sole discretion. For clarity, but without limitation on other contract damages that may be available in the event of a material breach by a party, in the event the termination is on grounds of a material breach resulting [*] during the Initial Term, GSL shall pay to AFC [*].

b)	If either Party becomes bankrupt, the other Party may, with immediate Notice to the first Party, terminate the Agreement with no liabilities whatsoever, subject to relevant legislation and provisions herein contained.

c)	GSL may terminate this Agreement in whole or in part at any time by giving [*] days written notice to AFC, if GSL, in its sole discretion, determines that [*], or the FDA or any other regulatory agency of applicable jurisdiction (“Regulatory Authority”) [*] (each, a “Regulatory Termination”). GSL may terminate this Agreement if any Regulatory Authority that regulates Product or Finished Product [*]. Should GSL terminate this Agreement by a Regulatory Termination:

(i)	AFC will take reasonable measures to cease any ongoing production and limit further expenses associated with such ongoing production;

(ii)	GSL will purchase raw material and intermediates at AFC’s [*]; and

(iii)	AFC will use commercially reasonable efforts to reallocate available capacity at the Facility in order to mitigate its damages under this Agreement; and

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d)	Except as otherwise set forth in this Agreement, termination of this Agreement shall not release any Party hereto from any payment, liability or other obligation existing at the date of termination.

14. LIMITED WARRANTY: AFC warrants that Product delivered hereunder will (i) be manufactured by AFC in accordance with cGMP and other applicable FDA and other rules and regulations of the United States or other countries where Finished Products are marketed, (ii) be manufactured in accordance with the agreed-upon manufacturing procedures described in the master batch records supplied to GSL in accordance with the provisions of Section 7, as may be modified and disclosed to GSL in accordance with the provisions of Section 7, (iii) conform to the applicable Specifications set forth in the Contract Manufacturing Manual at the time of Product delivery, and (iv) be provided in compliance with all applicable laws and regulations as more fully set forth in Section 4 above. GSL’s remedies and AFC’s liability with respect to this warranty are set forth below. This warranty is the only warranty made by AFC with respect to Product delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of AFC and accepted by GSL. THE EXPRESS WARRANTIES SET FORTH IN Section 4 AND THIS Section 14 ARE THE EXCLUSIVE WARRANTIES HEREUNDER, IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF .MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15. INDEMNIFICATION BY BUYER: GSL agrees to indemnify, hold harmless, and defend AFC and AFC’s directors, officers, employees and agents, and the directors, officers, employees and agents of any AFC parent, subsidiary, or related company (the “AFC Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees, and expenses including without limiting those resulting from or arising out of the [*] or resulting from or arising out of possession, use, transformation, or sale of the Product by any person other than a AFC Indemnitee, including without limiting the generality of the foregoing any damages, losses, or liabilities whatsoever with respect to death or injury to person or damage to property, provided that AFC provides GSL with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of AFC) or settle any such claim, except to the extent that such claims, suits, losses, damages, costs, fees, or expenses arise or result from any negligent or wrongful act or omission of AFC or any AFC Indemnitee.

16. INDEMNIFICATION BY SELLER: AFC agrees to indemnify, hold harmless and defend GSL and GSL’s directors, officers, employees and agents, and the directors, officers, employees and agents of any GSL parent, subsidiary, or related company (the “GSL Indemnitees”) from and against any and all claims, suits, losses, damages, costs, reasonable fees, and expenses resulting from or arising out of its manufacture of the Product, or the transportation, storage or use of the Product by AFC before expiration of the Acceptance Period or GSL’s acceptance of the Product, if earlier, including without limiting the generality of the foregoing any damages, losses, or liabilities whatsoever with respect to death or injury to person or damage to property, provided that GSL provides AFC with prompt notice of any such claim

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and the exclusive ability to defend (with the reasonable cooperation of GSL) or settle any such claim, except to the extent that such claims, suits, losses, damages, costs, fees, or expenses arises or results from any negligent or wrongful act or omission of GSL or any GSL Indemnitee.

17. RECALLS AND ADVERSE EVENTS: If there is a recall or there are adverse events for Product that may be related to the processing, manufacture or testing of Product by AFC, AFC will provide at GSL’s cost any assistance reasonably requested by GSL in connection with such recall or adverse events. If Product is recalled due to a breach of the warranty in Section 14, AFC shall be responsible for out-of-pocket expenses reasonably incurred in connection with such recall or seizure including loss of Finished Product, notification, transportation, destruction expenses and replacement costs, [*]. In any event, [*].

18. NONDISCLOSURE: No right, express or implied, is granted by this agreement to either party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of the work covered by this agreement. In addition, each party hereto shall act as an independent contractor and nothing in this agreement shall be construed as to give either party the authority to act for, bind, or commit the other party in any way whatsoever.

19. INDEPENDENT CONTRACTORS: Each Party hereto will act as an independent contractor and nothing in this Agreement shall be construed as to give either Party the authority to act for, bind, or commit the other Party in any way whatsoever.

20. FORCE MAJEURE: Neither party shall be liable for failure to perform or for delay in performing any of its obligations under this agreement, if such failure or delay is caused by labor disputes, lack of supply of materials through no fault of such party, an act of God, riot, fire, explosion, flood, hostilities of war, executive legislation or administrative order, or other conditions reasonably beyond the control of such party, provided that the party experiencing the delay promptly notifies the other party of the delay. In the event of such cause intervening, this agreement shall be and remain suspended provided that if such cause shall continue for a period of [*] months, the party not subject to the force majeure may [*] from the date of expiration of such period, [*].

21. REMEDIES: The rights and remedies reserved to GSL in this agreement shall be cumulative, and in addition to all other or further remedies provided in law or equity.

22. NONASSIGNABILITY: Neither party may assign or transfer this agreement or any rights or obligations hereunder without the prior written consent of the other party, except that GSL may make such an assignment or transfer without AFC’s consent if such assignment or transfer is to an Affiliate or successor to substantially all of the business of GSL, whether in a merger, sale of stock, sale of assets, or other similar transaction. Any assignment or transfer or attempted assignment or transfer by either party in violation of the terms of this Section 22 shall be null and void and of no legal effect. In the case of any permitted assignment or transfer of or under this agreement, this agreement shall be binding upon, and inure to the benefit of, the

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

successors, executors, heirs, representatives, administrators, and assigns of the Parties hereto.

23. GOVERNING LAW: This agreement is to be construed according to the laws of the State of [*], as such laws are applied to contracts made in [*] between [*] residents, and excluding the United Nations’ Convention on Contracts for the Sale of Goods.

24. SEVERABILITY: In the event any term of this agreement is held to be invalid or unenforceable under any statute, regulation, ordinance, executive agreement or other rule of law, such term shall be deemed modified or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, agreement or rule, and the valid or enforceable portion thereof and the remaining terms of this agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this agreement that it is reasonably assumed that the Parties would not have entered into this agreement without the invalid terms.

25. WAREHOUSING: Subject to the availability of space and storage conditions, AFC will store Product for GSL upon written request by GSL no later than [*] days after GSL’s receipt of the Certificate of Compliance and Certificate of Analysis. GSL’s written request must state that GSL requests AFC not to ship the Product, the business reason for delay and also provide an estimated revised delivery date for the Product. The payment terms included in Section 12 are unchanged. GSL agrees to pay AFC storage charges for the Product at prevailing rates for the storage of similar Products under similar conditions. However, the negotiated price of the Product includes storage of the Product for up to [*] at AFC’s facility [*] to GSL. For Product stored by AFC for GSL, delivery of Product will be considered to have occurred when the Product is placed into storage by AFC. The provisions of Section 10 related to transfer of title and risk of loss for the Product remain in effect. AFC will store the Product in accordance with cGMP and other applicable FDA and other rules and regulations of the United States. AFC will store Product segregated from other stored items in such a condition that Product is “ready to ship” with minimal delay. Product in storage at AFC will be shipped to GSL on a first-in, first-out (FIFO) basis. [*] shall maintain appropriate insurance as far as AFC’s custodial responsibilities with respect to the Product owned by GSL and stored at AFC’s facility. Upon GSL’s written request, AFC will provide GSL with a certificate of insurance verifying that AFC maintains appropriate insurance as far as AFC’s custodial responsibilities with respect to Product owned by GSL and stored at AFC’s facility. Upon AFC’s written request, GSL will provide AFC with a certificate of insurance verifying that GSL maintains property insurance for Product that it owns that is stored at AFC’s facility. Upon GSL’s written request, AFC will remove a representative sample from any Product owned by GSL and stored at AFC’s facility and forward that sample to GSL.

26. NOTICES: All notices under this Agreement shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 26:

If to GSL:	With a copy to:

Gilead Sciences Limited/ [*]	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA Attention: Senior Director, Chemical Manufacturing Facsimile: +[*]

If to AFC:	With a copy to:

Ampac Fine Chemicals/ [*]	Ampac Fine Chemicals LLC Highway 50 & Hazel Avenue Rancho Cordova, CA 95670 USA Attention: Vice President, Product Management Facsimile: +[*]

27. CONFIDENTIALITY:

a)

“Confidential Information” means with respect to GSL confidential or proprietary information of GSL or any of its Affiliates either disclosed in oral, written or other tangible form or otherwise learned by AFC from GSL related to the manufacture of Product under (i) these terms and any purchase order related thereto, (ii) the Tenofovir DF Purchase Order Terms and Conditions dated as of June 12, 2002 and August 9, 2007, as amended, and any purchase order related thereto, and (iii) the Gilead Sciences, Inc. Confidential Disclosure Agreement dated March 4, 2000 (collectively, the “Documents”) that should reasonably be believed to be confidential or proprietary to GSL or any of its Affiliates, including but not limited to information directly related to the Product or the research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; inventions; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants of GSL or any of its Affiliates; and other confidential or proprietary matters directly related to GSL or any of its Affiliates, including work done under any purchase order. “Confidential Information” means with

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

respect to AFC any information which is not Confidential Information of GSL and is confidential or proprietary information of AFC or any of its Affiliates or customers either disclosed in oral, written or other tangible form or otherwise learned by GSL from AFC that should reasonably be believed to be confidential or proprietary to AFC or any of its customers or Affiliates, including but not limited to information directly related to the contract manufacturing business of AFC; works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; inventions; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, customers, market data, personnel, and consultants of AFC or any of its Affiliates; and other confidential or proprietary matters directly related to AFC or any of its Affiliates, including work done by AFC for other customers.

b)	“Discloser” shall mean the party, whether GSL or AFC, disclosing its Confidential Information to the other party. “Recipient” shall mean the party, whether GSL or AFC, receiving Confidential Information of the other party.

c)	“Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with the respective party. For this purpose, “control” of a party, corporation or other business entity (including controlled by, controlling, or under common control with) shall mean the following (i) direct or indirect ownership or control of at least 50% of the issued and voting capital by the respective party, or (ii) possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock, by contract, or otherwise.

d)	Subject to Section 27(f), until [*], Recipient:

(i)	shall not use Confidential Information of Discloser except for the purpose of carrying out obligations contemplated by the Documents;

(ii)	will hold Confidential Information of Discloser in strictest confidence and shall not disclose Confidential Information of Discloser to third parties, except for its employees or agents who require Confidential Information of Discloser in order to carry out obligations under the Documents and who are subject to binding obligations of confidentiality and restricted use at least as protective as those of this Section 27;

(iii)	will protect the confidentiality of Confidential Information of Discloser using at least the same level of efforts and measures used to protect its own confidential information, and at least commercially reasonable efforts and measures, including without limitation limiting access to Confidential Information commensurate with carrying out obligations contemplated by the Documents and keeping adequate records of those with access to Confidential Information of Discloser and of all uses or dispositions of Confidential Information of Discloser; and

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

(iv)	will notify Discloser as promptly as practicable of any unauthorized use or disclosure of Confidential Information by employees or agents of which Recipient becomes aware.

e)	Recipient’s obligations under Section 27(d) shall not apply to any Confidential Information that:

(i)	Recipient knew prior to learning it under the Documents, as demonstrated by written records predating the date it was learned under the Documents;

(ii)	is now, or becomes in the future, publicly available other than by an act or omission of Discloser;

(iii)	a third party discloses to Recipient, without any confidentiality obligations, and without any breach of any direct or indirect obligation of confidentiality to Discloser, as shown by Recipient’s written records contemporaneous with such third party disclosure; or

(iv)	Recipient independently develops without use of or reference to Confidential Information of Discloser, as demonstrated by Recipient’s independent written records contemporaneous with such development.

f)	Notwithstanding other provisions of this Section 27, Recipient may disclose Confidential Information of Discloser to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, provided that Recipient (i) first gives prompt written notice of such disclosure requirement to Discloser so as to enable Discloser to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at Discloser’s request and expense in any such efforts by Discloser.

g)	Upon termination of these terms or Discloser’s request for any reason, Recipient will (i) immediately cease all use of all Confidential Information of Discloser disclosed hereunder or under the other Documents and (ii) promptly return to Discloser or, if instructed by Discloser, destroy all such Confidential Information of Discloser, including any copies, extracts, summaries, or derivative works containing such Confidential Information of Discloser, and certify in writing to Discloser the completion of such return and/or destruction, provided, however, that Recipient may retain one copy in its legal archives solely for the purpose of monitoring its surviving obligations under the Documents.

h)

Discloser retains all right, title and interest in and to Confidential Information except to the extent otherwise provided by Section 8. This Section 27 gives Recipient no right or license, by implication or otherwise, to any Confidential Information of Discloser or any intellectual property or other rights owned by or licensed to Discloser except the right to use Confidential Information solely for performance of obligations under the Documents

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

and as otherwise specifically provided in Section 8. Recipient may freely transfer, disclose and/or use Recipient’s Confidential Information for its or others’ purposes.

i)	Recipient acknowledges that any actual or threatened breach of this Section 27 may cause Discloser immediate and irreparable harm that cannot be adequately compensated by monetary damages, and it therefore agrees that Discloser shall not be required to demonstrate irreparable harm in order to seek or obtain injunctive relief for actual or threatened breach of these terms. In addition to any injunctive relief, Discloser may seek any other remedies available to it at law or in equity.

28. ENTIRE AGREEMENT; AMENDMENTS: This agreement together with the attachments, exhibits, or supplements specifically referenced in this agreement, constitutes the entire, final, complete, and exclusive agreement between the Parties and supersedes all previous agreements (including specifically the Tenofovir DF Purchase Order Terms and Conditions dated June 12, 2002, as amended by Amendment No. 1 and Amendment No. 2, the Tenofovir DF purchase order terms and conditions dated August 9, 2007 (CD-07-0200), and the Gilead Sciences, Inc. Confidential Disclosure Agreement dated March 4, 2002)) or representations, written or oral, with respect to the subject matter of this agreement. This agreement may not be modified, amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by a duly authorized representative of each party. SUBJECT TO SUCH AMENDMENT, THE TERMS AND CONDITIONS SET FORTH HEREIN CONSTITUTE THE FINAL COMPLETE, EXCLUSIVE, AND ENTIRE AGREEMENT BETWEEN GSL AND AFC WITH RESPECT TO THE SUBJECT MATTER HEREOF. ANY TERM OR CONDITION IN ANY AGREEMENT, CONFIRMATION, OR OTHER DOCUMENT FURNISHED BY GSL OR AFC WHICH IS IN ANY WAY INCONSISTENT WITH THE TERMS SET FORTH HEREIN IS HEREBY EXPRESSLY REJECTED.

29. INSURANCE: Each Party will maintain at is own cost insurance policies, which may be by means of self-insurance, with respect to its activities and obligations under this Agreement that are commercially reasonable as to terms, coverage and coverage limits in view of the scope of such Party’s activities and obligations under this Agreement. [*]. At the other Party’s request, each Party will supply certificates of insurance evidencing such coverages.

30. SURVIVAL: The provisions of Sections 8, 14, 15, 16, 17, 18, 22, 23, 24, and 27 shall survive the termination or expiration of this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The Parties have entered into this Agreement as of the Effective Date by their duly authorized representatives.

GILEAD SCIENCES LIMITED

By:	/s/ John F. Milligan

Name:	John F. Milligan, Ph.D. Ph.D.

Date:	November 8, 2010

Title:	Director

AMPAC FINE CHEMICALS LLC

By:	/s/ Richard Beatty

Name:	Richard Beatty

Date:	November 8, 2010

Title:	Vice President

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Exhibit A

Product Minimum Purchase Quantities

The table below sets forth GSL’s minimum Product purchase obligations for the stated calendar years for Product for commercial use.

CASE A:

	2011	2012	2013
[*] Metric Tons (minimum purchase obligation)	NA	[*]/kg	[*]/kg
[*] Metric Tons* (optional)	NA	[*]kg*	[*]/kg*
[*] Metric Tons	[*]/kg	NA	NA

*	Note: Pricing is for optional incremental TDF volumes, which would be in addition to the [*]. [*].

Price shall be based upon the expected acquisition costs of the key raw materials below. Variance from these acquisitions costs shall be invoiced or credited to GSL as [*] or at the completion of a GSL Purchase Order on an annual basis.

Key Raw Material	2011 Acquisition Cost Base ($USD/kg)	2012/2013 Acquisition Cost Base ($USD/kg)
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED